Exhibit 99.2

ContentGuard Holdings, Inc.

Unaudited Condensed Consolidated Financial Statements

As of September 30, 2011 and December 31, 2010 and

For the Nine Months Ended September 30, 2011 and 2010

ContentGuard Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,112	$53,700
Accounts receivable, net	—	3,300
Deferred income taxes - current	10,044	9,264
Prepaid expenses and other current assets	1,098	423

Total current assets	17,254	66,687
Property and equipment, net	42	69
Deferred income taxes - noncurrent	38,311	40,103

Total assets	$55,607	$106,859

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$57	$330
Accrued payroll and benefits	1,769	741
Other accrued expenses	240	420
Deferred revenue, current portion	21,831	22,469
Income taxes payable	2,618	3,525

Total current liabilities	26,515	27,485
Deferred revenue	93,628	109,842
Other noncurrent liabilities	780	832

Total liabilities	120,923	138,159

Stockholders’ deficit:
Preferred stock	20	20
Common stock	1	1
Treasury stock	(2,971)	(2,971)
Additional paid-in capital	9,322	9,322
Accumulated deficit	(71,688)	(37,672)

Total stockholders’ deficit	(65,316)	(31,300)

Total liabilities and, stockholders’ deficit	$55,607	$106,859

See accompanying notes.

ContentGuard Holdings, Inc.

Unaudited Condensed Consolidated Statements of Income

(in thousands)

	Nine months ended September 30,
	2011	2010
Patent licensing revenue	$16,852	$20,652
Operating costs and expenses:
Compensation and employee benefits	3,623	2,458
Patent related legal fees	858	1,506
Other professional fees	821	859
General, administrative, and other expenses	691	849

Total operating costs and expenses	5,993	5,672

Operating income	10,859	14,980
Interest income	38	32

Income before provision for income taxes	10,897	15,012
Income tax provision	(4,312)	(6,306)

Net income	$6,585	$8,706

See accompanying notes.

ContentGuard Holdings, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended September 30,
	2011	2010
Operating activities:
Net Income	$6,585	$8,706
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	1,012	3,215
Depreciation	27	30
Loss on disposal of fixed assets		1
Changes in operating assets and liabilities:
Accounts receivable	3,300	—
Prepaid expenses and other assets	(675)	46
Accounts payable	(273)	(82)
Income taxes payable	(907)	1,566
Accrued payroll and benefits	134	(190)
Other accrued expenses	714	(59)
Deferred revenue	(16,852)	898
Other	(51)	(9)

Net cash provided by (used in) operating activities	(6,986)	14,122

Investing activities:
Purchase of property and equipment	—	(27)
Sale of held-to-maturity investments	—	10,994

Net cash provided by investing activities	—	10,967

Financing activities:
Dividend	(40,602)	—

Net cash used in financing activities	(40,602)	—

Net increase (decrease) in cash and cash equivalents	(47,588)	25,089
Cash and cash equivalents at beginning of period	53,700	28,823

Cash and cash equivalents at end of period	$6,112	$53,912

Cash paid for income taxes	$4,383	$1,550

See accompanying notes.

ContentGuard Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Description of the Business

From its inception (August 1, 1998) through 2000, ContentGuard, Inc. was a development-stage division of Xerox Corporation (Xerox). In 2000, ContentGuard, Inc. was spun-off from Xerox as a separate entity. ContentGuard, Inc. was renamed ContentGuard Holdings, Inc. and an operating subsidiary, ContentGuard, Inc., was created (together, the Company). The Company’s business consists of licensing of its Digital Rights Management (DRM) patent portfolio and technologies.

2. Basis of Presentation

Principles of Consolidation

The consolidated financial statements include the accounts of ContentGuard Holdings, Inc. and its wholly owned subsidiary, ContentGuard, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Interim Financial Statements

The financial information included in the accompanying condensed consolidated financial statements is unaudited and includes all adjustments, consisting of normal recurring adjustments and accruals, considered necessary for a fair presentation in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures have been condensed or omitted. The financial information as of December 31, 2010 is derived from the Company’s audited consolidated financial statements and notes. Operating results and cash flows for the interim periods presented are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2011 or any other interim period.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenues consist of fees for licensing of the Company’s DRM patents and technology. Licensing fees and the related transaction royalty fees are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, prices are fixed and determinable, and collection is reasonably assured. License and royalty revenues are recognized ratably over the license period or over the estimated useful life of the patents in the event of a perpetual license, due to continuing obligations of the Company, and due to the absence of cancellation, termination or refund provisions. The Company’s performance obligations under these agreements are primarily covenants not to enforce its patent rights on its licensees, except through the aforementioned agreements. Cash received in excess of revenues earned is recorded as deferred revenue. For multiple-element arrangements the Company follows the guidance contained in ASC 605-25, Multiple-Element Arrangements, whereby revenue arrangements with multiple deliverables are divided into separate units of accounting where the delivered item has value to the customer on a stand-alone basis and there is objective and reliable evidence of the fair value of the undelivered item. Consideration is allocated among the separate units of accounting based on their relative fair values.

3. Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. The Company’s cash and cash equivalents are deposited with what the Company believes is a high-quality financial institution. The Company maintained cash balances in excess of Federal Deposit Insurance Corporation (FDIC) limits.

The Company has a limited number of major customers that generate a significant portion of its revenues. For the nine months ended September 30, 2011 and 2010, the following customers represented greater than 10% of total revenues (in thousands):

	2011		2010
Customer A	$2,069	12%	$2,069	10%
Customer B	1,914	11	1,914	9
Customer C	5,781	34	5,781	28
Customer D	2,662	16	2,662	13
Customer E	—	—	3,800	18

	$12,426	73%	$16,226	78%

The Company consummated the transaction with Customer D and collected a $17,750,000 payment in April 2010. In return for this payment, the Company granted Customer D a non-exclusive license to the Company’s patents expiring in 2014. The Company recognizes revenues associated with this licensing agreement ratably, over the licensing term. The portion of the payment for which revenue has not been recognized is included in deferred revenue.

The Company consummated the transaction with Customer E and collected a $3,800,000 payment in April 2010. In return for this payment, the Company granted Customer E a non-exclusive license to the Company’s patents which expired in 2010. The Company recognized the $3,800,000 license fee as revenue as the license term commenced and ended in 2010.

4. Recent Accounting Standards

The FASB has issued Accounting Standard Update (ASU) 2009-13, Revenue Arrangements with Multiple Deliverables. The Company is required to adopt ASU 2009-13 during 2011. ASU 2009-13 modifies the requirements for determining whether a deliverable in a multiple element arrangement can be treated as a separate unit of accounting by removing the criteria that objective and reliable evidence of fair value exists for the undelivered elements. The new guidance requires consideration be allocated to all deliverables based on their relative selling price using vendor specific objective evidence (VSOE) of selling price, if it exists; otherwise selling price is determined based on third-party evidence (TPE) of selling price. If neither VSOE nor TPE exist, management must use its best estimate of selling price (ESP) to allocate the arrangement consideration. The Company adopted this update under the prospective method effective January 1, 2011. As no agreements were entered into or materially modified during the nine months ended September 30, 2011, the adoption of ASU 2009-13 did not impact the Company’s financial position or results from operations.

5. Capitalization - Dividend Rights

The holders of the Series A and B Convertible Preferred Stock are entitled to receive dividends at the rate of $0.80 per share. The entitlement of the Series A and B Convertible Preferred Stock to dividends shall rank pari passu with all other series of preferred stock. The dividends are payable “when and if” they are declared by the Board of Directors. There is no right accrued to holders of preferred stock if dividends are not declared in a given year. During the nine months ended September 30, 2011, $40,602,030 in dividends were declared and paid. No dividends were declared or paid during 2010.

6. Related-Party Transactions

The Company has management services agreements with two of the Company’s significant stockholders, whereby these stockholders may provide general and administrative services to the Company. The Company records services provided as in-kind revenue, offset by expense based on the fair market value of the service provided. No services were provided under these agreements during the nine months ended September 30, 2011 or 2010.

In 2000, the Company entered into a perpetual patent licensing agreement with a stockholder. Under the arrangement, the Company received $40,000,000 in advance and $25,000,000 in prepaid transaction fees. These licensing fees are being recognized over the estimated useful life of the patent (through 2014). Total revenues recognized under this agreement during each of the nine months ended September 30, 2011 and 2010, were $2,069,350.

In November 2004, the Company entered a $6,000,000 license agreement with a stockholder. These license fees are being recognized over the estimated useful life of the patents (through 2014). In 2005, Thomson became a stockholder of the Company. During each of the nine months ended September 30, 2011 and 2010, the Company recognized $463,520 of revenues from this arrangement.

7. Subsequent Events

On September 28, 2011, the Company entered into a stock purchase agreement whereby Pendrell Technologies LLC, a wholly-owned subsidiary of Pendrell Corporation (together “Pendrell”), would purchase 90.1% of the outstanding capital stock of the Company for cash consideration of $90.1 million. On October 31, 2011, Pendrell completed the acquisition of 90.1% of the outstanding capital stock of the Company from Microsoft Corporation, a Washington corporation (“Microsoft”), Technicolor USA, Inc., a Delaware corporation (“Technicolor”), and Time Warner ContentGuard Holdings, Inc., a Delaware corporation (“Time Warner,” and collectively with Microsoft and Technicolor, the “Sellers”). Immediately after the closing of Pendrell’s purchase of the stock, all shares of the Company’s stock were reclassified to common stock, leaving the Company with a single class of outstanding capital stock (common), held 90.1% by Pendrell and 9.9% by Time Warner.